Westbury Bank
Salary Continuation Agreement

Prepared 4/09/04
Amended and Restated 12/16/15

WESTBURY BANK
Kirk Emerich

AMENDED AND RESTATED
WESTBURY BANK
SALARY CONTINUATION AGREEMENT
THIS AMENDED AND RESTATED SALARY CONTINUATION AGREEMENT (the "Agreement") is adopted this 18th day of December, 2015, by and between WESTBURY BANK (the "Company") and KIRK EMERICH (the "Executive").
West Bend Savings Bank, a predecessor to the Company, and Executive entered into a Salary Continuation Agreement dated May 14, 2004, for the purpose of providing specified benefits to the Executive, a member of a select group of management or highly compensated employees who contribute materially to the continued growth, development and future business success of the Company (the "Original Agreement").
The Company and the Executive desire to amend and restate the Original Agreement pursuant to the terms of this Agreement and thereby freeze the accrual of any benefits under this Agreement as of December 31, 2015. The Original Agreement is hereby superseded in its entirety and is of no further force or effect.
This Agreement shall be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974 ("ERISA"), as amended from time to time. The Company will pay the benefits from its general assets.
The Company and the Executive agree as provided herein.
Article 1
Definitions
Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1	"Beneficiary" means each designated person, or the estate of the deceased Executive, entitled to benefits, if any, upon the death of the Executive determined pursuant to Article 4.

1.2
"Beneficiary Designation Form" means the form established from time to time by the Plan Administrator that the Executive completes, signs and returns to the Plan Administrator to designate one or more Beneficiaries.

1.3	"Board" means the Board of Directors of Westbury Bank.

1.4
"Cause" means the occurrence of one or more of the following events with respect to the Executive: (a) personal dishonesty; (b) incompetence; (c) willful misconduct; (d) breach of fiduciary duty involving personal property; (e) material breach of the Company's Code of Ethics; (f) material violation of the Sarbanes-Oxley requirements for officers of public companies that in the reasonable opinion of the Board will likely cause substantial financial harm or substantial injury to the reputation of the Company; (g) intentional failure to perform stated duties under the Executive's Employment Agreement (if any) after written notice thereof from the Board; (h) willful violation of any law, rule or regulation (other than traffic violations or similar offenses) that reflect adversely on the reputation of the Company, any felony conviction, any violation of law involving moral turpitude, or any violation of a final cease-and-desist order; or (i) material breach by the Executive of any provision of his Employment Agreement (if any).

1.5
"Change in Control" means (a) a change in control of a nature that would be required to be reported in response to Item 5.01(a) of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"); (b) a change in control of the Company within the meaning of the Home Owner's Loan Act, as amended ("HOLA"), and applicable rules and regulations promulgated thereunder, as in effect at the time of the Change in Control; (c)  any "person" (as that term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company or the Parent representing 25% or more of the combined voting power of such outstanding securities, except for any securities purchased by any employee stock ownership plan or trust established by the Company or the Parent; (d) individuals who constitute the Board as of the date hereof (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board or whose nomination for election by stockholders of the Company or the Parent was approved by the same Nominating Committee serving under an Incumbent Board, shall be, for purposes of this subsection (d), considered as though they were members of the Incumbent Board; (e) a sale of all or substantially all the assets of the Company or the Parent, or a plan of reorganization, merger, consolidation, or similar transaction occurs in which the security holders of the Company or the Parent immediately prior to the consummation of the transaction do not own at least 50.1% of the securities of the surviving entity to be outstanding upon consummation of the transaction; (f) a proxy statement is issued soliciting proxies from stockholders of the Company or the Parent by someone other than the current management of the Company or the Parent, seeking stockholder approval of a plan of reorganization, merger or consolidation of the Company or the Parent, or similar transaction with one or more corporations as a result of which the outstanding shares of the class of securities then subject to the plan are to be exchanged for or converted into cash or property or securities not issued by the Company or the Parent; or (g) a tender offer is made for 25% or more of the voting securities of the Company or the Parent, and stockholders owning beneficially or of record 25% or more of the outstanding securities of the Company or the Parent have tendered or offered to sell their shares pursuant to such tender offer and such tendered shares have been accepted by the tender offeror.

1.6	"Code" means the Internal Revenue Code of 1986, as amended.

1.7
"Disability" means the Executive's suffering a sickness, accident or injury which has been determined by the insurance carrier of any individual or group disability insurance policy covering the Executive, or by the Social Security Administration, to be a disability rendering the Executive totally and permanently disabled. The Executive must submit proof to the Plan Administrator of the insurance carrier's or Social Security Administration's determination upon the request of the Plan Administrator.

1.8	"Retirement Age" means the Executive's 62nd birthday.

1.9	"Effective Date" means March 1, 2004.

1.10
"Good Reason" means, without the prior consent of Executive, (a) a material change in Executive's function, duties or responsibilities, which, on an overall basis, would cause Executive's position to become one of lesser responsibility or importance from his position and responsibilities as Senior Vice President and Chief Financial Officer (the "Material Change"), provided that, the Material Change occurs on or after a Change in Control; (b) a relocation of Executive's principal place of employment to a location that is more than fifty (50) miles from the location of the Company's principal executive office; or (c) a material reduction in Executive's benefits and perquisites, including base salary (except for any reduction that is part of a reduction in pay or benefits that is generally applicable to officers or employees of the Company).

1.11	"Retirement Date" means the later of the Retirement Age or Termination of Employment.

1.12	"Parent" means Westbury Bancorp, Inc., the holding company of Westbury Bank.

1.13	"Plan Administrator" means the plan administrator described in Article 8.

1.14
"Termination of Employment" means that the Executive ceases to be employed by the Company for any reason, voluntary or involuntary, other than by reason of a leave of absence approved by the Company and such termination of employment constitutes a "separation from service" within the meaning of Code section 409A and the regulations promulgated thereunder.

ARTICLE 2
Benefits During Lifetime

2.1
Retirement Benefit. Upon Termination of Employment on or after the Retirement Age for reasons other than death or Disability, the Company shall pay to the Executive the benefit described in this Section 2.1 in lieu of any other benefit under this Article.

2.1.1	Amount of Benefit. The annual benefit under this Section 2.1 is TWENTY-TWO THOUSAND EIGHT HUNDRED Dollars ($22,800).

2.1.2
Payment of Benefit. The Company shall pay the annual benefit to the Executive in twelve (12) equal monthly installments commencing on the first day of the month following the Executive's Retirement Date. The annual benefit shall be paid to the Executive for Twenty (20) years.

2.2
Disability Benefit. Upon Termination of Employment due to Disability prior to Retirement Age, the Company shall pay to the Executive the benefit described in this Section 2.2 in lieu of any other benefit under this Article.

2.2.1	Amount of Benefit. The annual benefit under this Section 2.2 is TWENTY-TWO THOUSAND EIGHT HUNDRED Dollars ($22,800).

2.2.2
Payment of Benefit. The Company shall pay the benefit to the Executive in two hundred forty (240) consecutive equal monthly installments commencing on the first of the month following the Executive's Termination of Employment due to Disability.

2.3
Involuntary Termination of Employment Benefit. Upon Executive's Termination of Employment by the Company without Cause or by Executive for Good Reason, in each case prior to Retirement Age, the Company shall pay to the Executive the benefit described in this Section 2.3 in lieu of any other benefit under this Article.

2.3.1	Amount of Benefit. The annual benefit under this Section 2.3 is TWENTY-TWO THOUSAND EIGHT HUNDRED Dollars ($22,800).

2.3.2
Payment of Benefit. The Company shall pay the benefit to the Executive in two hundred forty (240) consecutive equal monthly installments commencing with the first day of the month following the Executive's Termination of Employment by the Company without Cause or by Executive for Good Reason.

2.3.3
Termination of Employment for Cause. For purposes of this Section 2.3, Cause shall not be deemed to exist unless there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting of the Board called and held for this purpose (after reasonable notice to the Executive and an opportunity for the Executive to be heard before the Board), finding that in the good faith opinion of the Board the Executive was guilty of conduct described within the definition of Cause and specifying the particulars thereof.

2.3.4
Termination of Employment for Good Reason. For purposes of this Section 2.3, a Termination of Employment for Good Reason shall not be deemed to exist unless Executive provides written notice to the Company of the existence of a Good Reason condition no later than 90 days after the initial occurrence of a Good Reason condition, the Company fails to cure such Good Reason condition within 30 days of receiving notice and Executive has a Termination of Employment within 30 days thereafter.

2.4
Parachute Payments. Notwithstanding any provision of this Agreement to the contrary, and to the extent allowed by Code section 409A, if any benefit payments to be made to Executive pursuant to this Article 2, together with any payments or benefits payable under any other plan, program, arrangement or agreement maintained by (or on behalf of) the Company, constitute "parachute payments" within the meaning of Code section 280G (or any successor provision), and would be subject to the excise tax imposed by Code section 4999 (or any successor provision), the Company shall reduce such benefit payment to an amount, the value of which is one dollar ($1.00) less an amount equal to three (3) times Executive's "base amount," as determined in accordance with Code section 280G.

ARTICLE 3
Death Benefits

3.1
Death During Active Service. If the Executive dies while in the active service of the Company, the Company shall pay to the Beneficiary the benefit described in this Section 3.1. This benefit shall be paid in lieu of the benefits under Article 2.

3.1.3	Amount of Benefit. The annual benefit under this Section 3.1 is TWENTY-TWO THOUSAND EIGHT HUNDRED Dollars ($22,800).

3.1.4
Payment of Benefit. The Company shall pay the annual benefit to the Beneficiary in twelve (12) equal monthly installments commencing with the month following the Executive's death. The annual benefit shall be paid to the Beneficiary for a period of Twenty (20) years,

3.2
Death During Payment of a Benefit. If the Executive dies after any benefit payments have commenced under Article 2 of this Agreement but before receiving all such payments, the Company shall pay the remaining benefits to the Beneficiary at the same time and in the same amounts they would have been paid to the Executive had the Executive survived.

ARTICLE 4
Beneficiaries

4.1
Beneficiary Designation. The Executive shall have the right, at any time, to designate a Beneficiary(ies) to receive any benefits payable under this Agreement upon the death of the Executive. The Beneficiary designated under this Agreement may be the same as or different from the beneficiary designation under any other benefit plan of the Company in which the Executive participates.

4.2
Beneficiary Designation: Change. The Executive shall designate a Beneficiary by completing and signing the Beneficiary Designation Form, and delivering it to the Plan Administrator or its designated agent. The Executive's Beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved. The Executive shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator's rules and procedures, as in effect from time to time. Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Executive and accepted by the Plan Administrator prior to the Executive's death.

4.3	Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Plan Administrator or its designated agent.

4.4
No Beneficiary Designation. If the Executive dies without a valid beneficiary designation, or if all designated Beneficiaries predecease the Executive, then the Executive's spouse shall be the designated Beneficiary. If the Executive has no surviving spouse, the benefits shall be made to the personal representative of the Executive's estate.

4.5
Facility of Payment. If the Plan Administrator determines in its discretion that a benefit is to be paid to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of that person's property, the Plan Administrator may direct payment of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Plan Administrator may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Executive and the Executive's Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Agreement for such payment amount.

ARTICLE 5
General Limitations

5.1
Termination of Employment. Subject to Section 2.3, Termination of Employment of the Executive prior to Retirement Age (unless by reason of death or Disability) shall result in no benefit to be paid under this Agreement.

5.2
Suicide or Misstatement. The Company shall not pay any benefit under this Agreement if the Executive commits suicide within two years after the Effective Date. In addition, the Company shall not pay any benefit under this Agreement if the Executive has made any material misstatement of fact on any application for life insurance owned by the Company on the Executive's life.

5.3
Requirement of Non-Competition. The Company shall not pay to the Executive any benefit under this Agreement (and the Executive shall forfeit all rights to such benefits) if, within one (1) year following such Participant's Termination of Employment, the Executive, without the prior written consent of the Company engages in, becomes interested in, directly or indirectly, as a sole proprietor, as a partner in a partnership, or as a substantial shareholder in a corporation, or becomes associated with, in the capacity of employee, director, officer, principal, agent, trustee or in any other capacity whatsoever, any enterprise conducted within fifty (50) miles of any office of the Company existing as of the date of the Executive's Termination of Employment, which enterprise is, or may deemed to be, competitive with any business carried on by the Company as of the date of the Executive's Termination of Employment.

ARTICLE 6
Claims And Review Procedures

6.1	Claims Procedure. An Executive or Beneficiary ("claimant") who has not received benefits under the Agreement that he or she believes should be paid shall make a claim for such benefits as follows:

6.1.1	Initiation – Written Claim. The claimant initiates a claim by submitting to the Plan Administrator a written claim for the benefits.

6.1.2
Timing of Plan Administrator Response. The Plan Administrator shall respond to such claimant within 90 days after receiving the claim. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

6.1.3
Notice of Decision. If the Plan Administrator denies part or all of the claim, the Plan Administrator shall notify the claimant in writing of such denial. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)	The specific reasons for the denial;

(b)	A reference to the specific provisions of the Agreement on which the denial is based;

(c)	A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed;

(d)	An explanation of the Agreement's review procedures and the time limits applicable to such procedures; and

(e)	A statement of the claimant's right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

6.2	Review Procedure. If the Plan Administrator denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Plan Administrator of the denial, as follows:

6.2.1
Initiation – Written Request. To initiate the review, the claimant, within 60 days after receiving the Plan Administrator's notice of denial, must file with the Plan Administrator a written request for review.

6.2.2
Additional Submissions – Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Plan Administrator shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant's claim for benefits.

6.2.3
Considerations on Review. In considering the review, the Plan Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

6.2.4
Timing of Plan Administrator Response. The Plan Administrator shall respond in writing to such claimant within 60 days after receiving the request for review. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60‑day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

6.2.5
Notice of Decision. The Plan Administrator shall notify the claimant in writing of its decision on review. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)	The specific reasons for the denial;

(b)	A reference to the specific provisions of the Agreement on which the denial is based;

(c)
A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant's claim for benefits; and

(d)	A statement of the claimant's right to bring a civil action under ERISA Section 502(a).
ARTICLE 7
Amendments and Termination
This Agreement may be amended or terminated only by a written agreement signed by the Company and the Executive. Provided, however, if the Board determines that the Executive is no longer a member of a select group of management or highly compensated employees, as that phrase applies to ERISA, for reasons other than death, Disability or retirement, the Company may amend or terminate this Agreement. Notwithstanding the foregoing, the Company may not accelerate the time and form of payment upon a termination of this Agreement, unless such termination and acceleration is in compliance with Treasury Regulation section 1.409A-4(j)(ix).
ARTICLE 8
Administration of Agreement

8.1
Plan Administrator Duties. This Agreement shall be administered by a Plan Administrator which shall consist of the Board, or such committee or person(s) as the Board shall appoint. The Executive may be a member of the Plan Administrator. The Plan Administrator shall also have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Agreement and (ii) decide or resolve any and all questions including interpretations of this Agreement, as may arise in connection with the Agreement.

8.2
Agents. In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit, (including acting through a duly appointed representative), and may from time to time consult with counsel who may be counsel to the Company.

8.3
Binding Effect of Decisions. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Agreement. No Executive or Beneficiary shall be deemed to have any right, vested or nonvested, regarding the continued use of any previously adopted assumptions.

8.4
Indemnity of Plan Administrator. The Company shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator or any of its members.

8.5
Company Information. To enable the Plan Administrator to perform its functions, the Company shall supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of the retirement, Disability, death, or Termination of Employment of the Executive, and such other pertinent information as the Plan Administrator may reasonably require.

ARTICLE 9
Miscellaneous

9.1	Binding Effect. This Agreement shall bind the Executive and the Company, and their beneficiaries, survivors, executors, successors, administrators and transferees.

9.2
No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Company, nor does it interfere with the Company's right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive's right to terminate employment at any time.

9.3	Non‑Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

9.4
Tax Withholding. The Company shall withhold any taxes that, in its reasonable judgment, are required to be withheld from the benefits provided under this Agreement. The Executive acknowledges that the Company's sole liability regarding taxes is to forward any amounts withheld to the appropriate taxing authority(ies).

9.5	Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the State of Wisconsin, except to the extent preempted by the laws of the United States of America.

9.6
Unfunded Arrangement. The Executive and Beneficiary are general unsecured creditors of the Company for the payment of benefits under this Agreement. The benefits represent the mere promise by the Company to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive's life is a general asset of the Company to which the Executive and Beneficiary have no preferred or secured claim.

9.7
Reorganization. The Company shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm, or person unless such succeeding or continuing company, firm, or person agrees to assume and discharge the obligations of the Company under this Agreement. Upon the occurrence of such event, the term "Company" as used in this Agreement shall be deemed to refer to the successor or survivor company.

9.8
Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

9.9
Interpretation. Wherever the fulfillment of the intent and purpose of this Agreement requires, and the context will permit, the use of the masculine gender includes the feminine and use of the singular includes the plural.

9.10
Alternative Action. In the event it shall become impossible for the Company or the Plan Administrator to perform any act required by this Agreement, the Company or Plan Administrator may in its discretion perform such alternative act as most nearly carries out the intent and purpose of this Agreement and is in the best interests of the Company.

9.11	Headings. Article and section headings are for convenient reference only and shall not control or affect the meaning or construction of any of its provisions.

9.12
Validity. In case any provision of this Agreement shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Agreement shall be construed and enforced as if such illegal and invalid provision has never been inserted herein.

9.13
Notice. Any notice or filing required or permitted to be given to the Company or Plan Administrator under this Agreement shall be sufficient if in writing and hand‑delivered, or sent by registered or certified mail, to the address below:

Westbury Bank

810 Cardinal Lane

Hartland, Wisconsin 53029
Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.
Any notice or filing required or permitted to be given to the Executive under this Agreement shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Executive.

9.14	Code Section 409A.

9.14.1
General Compliance. This Agreement is intended to satisfy the requirements for the deferral of compensation under Code section 409A and any Treasury Regulations or other IRS guidance promulgated thereunder (the "409A Requirements"). All terms used in this Agreement shall be interpreted to the maximum extent possible to satisfy the 409A Requirements. Notwithstanding anything herein to the contrary, the Company may amend this Agreement without the consent of Executive to add, alter or remove any provision that the Board deems necessary, appropriate or advisable to comply with the 409A Requirements. If there is more than one way to add, alter or remove a provision to comply with Code section 409A, the Board shall have the discretion to choose the alternative it believes to be in the best interests of Executive and the Company.

9.14.2
Specified Employee. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to the Executive in connection with his Termination of Employment is determined to constitute "nonqualified deferred compensation" within the meaning of Code section 409A and the Executive is determined to be a "specified employee" as defined in Code section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the Executive's termination of employment (the "Specified Employee Payment Date") or, if earlier, on the Executive's death. The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to the Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

[Remainder left intentionally blank; signatures follow]

IN WITNESS WHEREOF, the Executive and a duly authorized representative of the Company have signed this Agreement.

EXECUTIVE:	COMPANY: Westbury Bank
/s/ Kirk J. Emerich Kirk Emerich Executive VP and Chief Financial Officer	By /s/ Greg J. Remus Greg J. Remus President and CEO